Exhibit 3.25

Execution Copy

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PINNACLE TOWERS V INC.

Pursuant to Sections 607.1003, 607.1006 and 607.1007 of the

Florida Business Corporation Act

December 24, 2012

The present name of the corporation is Pinnacle Towers V Inc. The corporation was incorporated by the filing of its original Articles of Incorporation with the Secretary of State of the State of Florida on September 1, 2000, as amended and restated by the Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Florida on February 2, 2004, as further amended and restated by the Second Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Florida on February 28, 2006, as further amended and restated by the Third Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Florida on April 30, 2009. These Fourth Amended and Restated Articles of Incorporation of the corporation, which further amend and restate the provisions of the corporation’s Third Amended and Restated Articles of Incorporation, as heretofore amended and restated, were duly adopted in accordance with Sections 607.1003, 607.1006 and 607.1007 of the Florida Business Corporation Act and by the written consent of its sole shareholder in accordance with Section 607.1003 of the Florida Business Corporation Act. The Third Amended and Restated Articles of Incorporation of the corporation are hereby amended and restated to read in their entirety as follows:

FIRST: The name of the corporation continued hereby is Pinnacle Towers V Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Florida is c/o CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324. The name of its registered agent at such address is CT Corporation System.

The current administrative address of the Corporation is 1220 Augusta Drive, Suite 500, Houston, Texas 77057.

THIRD: The purpose of the Corporation is:

(a) to own, lease and manage wireless communications sites and equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof, either directly or through any subsidiaries of the Corporation;

(b) to acquire or dispose of wireless communications sites or any rights therein (including ownership, management, easement, lease and sublease rights), or equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof;

(c) to enter into and perform under leases, licenses and similar contracts with third parties in relation to the wireless communications sites owned, leased and managed by the Corporation and to perform the obligations of the Corporation thereunder;

(d) to enter into and perform under subleases, management agreements and other contracts pursuant to which the Corporation manages wireless communications sites owned by third parties;

(e) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, indentures or loan agreements or issue and sell bonds, notes, debt or equity securities and other securities and instruments to finance its activities, to pledge any and all of its properties in connection with the foregoing, and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any guaranty or agreements incidental or necessary thereto;

(f) to obtain any licenses, consents, authorizations or approvals from any federal, state or local governmental authority, including the Federal Communications Commission and the Federal Aviation Administration, incidental to or necessary or convenient for the conduct of its business;

(g) to own subsidiaries of the Corporation;

(h) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any management agreement with respect to its or its subsidiaries’ business, operations or assets (any such management agreement, a “Management Agreement”), including to contract with Crown Castle USA Inc., or any successor thereto, or any other manager or service provider, for the leasing, management, operation and maintenance of the wireless communications sites owned, leased and managed by the Corporation or the performance of other services relating thereto; and

(i) to engage in any other lawful business, purpose or activity to the fullest extent provided for in the Florida Business Corporation Act.

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 5,000,000 shares, consisting of:

(1) 2,000,000 shares of voting common stock, $0.001 par value per share (“Voting Common Stock”);

(1) 2,000,000 shares of nonvoting common stock, $0.001 par value per share (“Nonvoting Common Stock”); and

(2) 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series after the issuance of shares of that series. If the number of shares of any series is so decreased, then the shares constituting such reduction will resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to modify, alter, supplement, amend, repeal or adopt the By-Laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s By-Laws.

SEVENTH: To the extent permitted under the Florida Business Corporation Act as the same exists or may hereafter be amended, none of the Corporation’s directors shall be liable to the Corporation or its shareholders for monetary damages as a result of breaching any fiduciary duty as a director. Any repeal or modification of this Seventh Article by the Corporation’s shareholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation existing at the time of such repeal or modification.

EIGHTH: To the extent permitted by applicable law, any person (including shareholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every kind and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and the Corporation shall not have any rights in or to such independent ventures or to the income or profits derived therefrom.

NINTH: Unless otherwise contemplated or permitted by a Management Agreement, the Corporation shall ensure at all times that it will (a) pay its own liabilities, indebtedness and obligations from its own separate assets as the same shall become due; (b) maintain books and records and bank accounts separate from those of the Parent Group and any other Person and will maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; (c) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any member of the Parent Group), and not as a department or division of any other Person, and will correct any known misunderstandings regarding its existence as a separate legal entity; (d) use its own stationery, invoices and checks; (e) file its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law; (f) not commingle or permit to be commingled its funds or other assets with those of any member of the Parent Group or any other Person; (g) maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (h) conduct business in its own name; and (i) observe the formalities of a Florida corporation. Failure to comply with any of the foregoing covenants shall not affect the status of the Corporation as a separate legal entity.

As used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Parent Group” means Crown Castle International Corp. and its direct and indirect subsidiaries, other than the Corporation and its direct and indirect subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

TENTH: The Corporation reserves the right to modify, alter, supplement, amend, repeal or adopt any provision contained in these Fourth Amended and Restated Articles of Incorporation in any manner now or hereafter provided herein or by statute.

In accordance with 607.1007, Florida Statutes, we certify that: (1) the foregoing Fourth Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval; (2) the amendments were approved by the unanimous written consent of the Corporation’s Board of Directors on December 24, 2012; (3) the number of votes cast for the amendments by the shareholders was sufficient for approval; and (4) these duly adopted Fourth Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Fourth Amended and Restated Articles of Incorporation as of the date first written above.

Name:	E. Blake Hawk
Title:	Executive Vice President

Pinnacle Towers V Inc, Signature Page – Fourth Amended and Restated Articles of Incorporation